                                                                     EXHIBIT 2.5

                                    GUARANTY

            This GUARANTY, dated as of May 11, 2001 (this "GUARANTY"), between Saf-T-Hammer Corporation, a company organized under the laws of the State of Nevada (the "GUARANTOR") and Tomkins Corporation, a company organized under the laws of the State of Delaware ("TOMKINS").

                                    RECITALS

            WHEREAS, the Guarantor and Tomkins are party to the Stock Purchase Agreement, dated as of the date of this Guaranty, relating to the sale of the Company by Tomkins to the Guarantor;

            WHEREAS, Tomkins holds a promissory note, issued and payable by the Company, in the amount of $73,830,000, due 30 April 2004 (the "NOTE");

            WHEREAS, the Guarantor is obligated under the Stock Purchase Agreement to provide a guaranty to Tomkins of the obligations of Smith & Wesson Corporation, a company organized under the laws of the State of Delaware ("COMPANY") under the Note;

            NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

            1.1 Guaranty. The Guarantor hereby irrevocably and unconditionally guaranties to Tomkins the due and punctual payment in full of all obligations of the Company under the Note when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)) (collectively, the "GUARANTEED OBLIGATIONS").

            1.2 Payment on Demand. The Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which Tomkins may have at law or in equity against the Guarantor by virtue hereof, that upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. Section 362(a)), the Guarantor will upon demand pay, or CAUSE to be paid, in immediately available funds to Tomkins, an amount equal to the sum of the unpaid amount of the Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such portion of the Guaranteed Obligations (including interest which, but for the Company becoming the subject of a case under the Bankruptcy Code, would have accrued on such portion of the Guaranteed Obligations, whether or not a claim is allowed against the Company for such interest in the relevant bankruptcy case) and all other Guaranteed Obligations then due and owing to Tomkins as aforesaid.

            1.3 Nature of Obligations. The Guarantor hereby agrees that its obligations hereunder as guarantor are irrevocable, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations.

            1.4 Waiver. The Guarantor hereby waives, for the benefit of Tomkins:

               (a) any right to require Tomkins, as a condition of payment or performance by the Guarantor of the Guaranteed Obligations, to proceed against the Company or any other Person, proceed against or exhaust any security held from the Company or any other Person, or pursue any other remedy in the power of Tomkins whatsoever;

               (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company, including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Guaranteed Obligations;

               (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

               (d) any defense based upon any errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith or willful misconduct;

               (e) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of the Guarantor's obligations hereunder (other than the payment in full of the Guaranteed Obligations), the benefit of any statute of limitations affecting the Guarantor's liability hereunder or the enforcement hereof, and any rights to set-offs, recoupments and counterclaims;

               (f) promptness, diligence and any requirement that Tomkins protect, secure, perfect or insure any security interest or Lien on any property subject thereto;

               (g) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto; and

               (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which conflict with the terms hereof.

            1.5 Waiver of Rights against the Company. Until the Guaranteed Obligations shall have been indefeasibly paid in full, the Guarantor hereby waives:

               (a) any claim, right or remedy, direct or indirect, that the Guarantor now has or may have hereafter against the Company or any of the Company's assets in connection with this Guaranty or the performance by the Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including, but not limited to, any right of subrogation, reimbursement or indemnification that the Guarantor now has or may hereafter have against the Company with respect to the Guaranteed Obligations; and

               (b) any right to enforce, or to participate in, any claim, right or remedy that the Guarantor now has or may hereafter have against the Company, and any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Guarantor.

            1.6 Subordination. The Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement and indemnification set out above is found by a court of competent jurisdiction to be void, voidable, or otherwise unenforceable, for any reason, any rights of subrogation, reimbursement or indemnification the Guarantor may have against the Company or against any collateral or security shall be junior and subordinate to any rights Tomkins may have against the Company and to all right, title and interest of Tomkins in any such collateral or security.

            1.7 Amounts to be Credited. If any amount is paid to and received by the Guarantor on account of any such subrogation, reimbursement or indemnification rights at any time when all Guaranteed Obligations have not been finally and indefeasibly paid in full, such amount shall be held in trust by the Guarantor for Tomkins and immediately paid to Tomkins, to be credited and applied against the Guaranteed Obligations, whether mature or unmatured, in accordance with the terms hereof.

            1.8 Continuing Guaranty. This Guaranty by the Guarantor is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations have been paid in full.

            1.9 No Action. So long as any Guaranteed Obligations remain outstanding, the Guarantor shall not, and shall not cause or permit the Company to, without the prior written consent of Tomkins, commence, or join with any other Person in commencing, any bankruptcy, reorganization or insolvency case or proceeding of or against the Company. The obligations of the Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Company or by any defense which the Company may have by reason of the order, decree or decision of any Governmental Entity.

            1.10 Recovery of Payments Made. In the event that all or any portion of the Guaranteed Obligations are paid by the Company, the obligations of the Guarantor hereunder shall remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Tomkins as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

            1.11 Entire Agreement. This Guaranty constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes any other prior agreements and understandings between the parties, both oral and written, regarding such subject matter.

            1.12 Severability. Any provision of this Guaranty that is held by a court of competent jurisdiction to violate any applicable law shall be limited or nullified only to the extent necessary to bring the Guaranty within the requirements of such law.

            1.13 Notices. Any notice required or permitted by this Guaranty must be in writing and must be sent by facsimile, by nationally recognized commercial overnight courier, or mailed by United States registered or certified mail, addressed to the other party at the address below or to such other address for notice (or facsimile number, in the case of a notice by facsimile) as a party gives the other party written notice of in accordance with this Section 1.13. Any such notice will be effective as of the date of receipt:

               (a) if to Tomkins, to

                        Tomkins Corporation
                        4801 Springfield Street
                        Dayton, Ohio 45401
                        Telephone:  (937) 476-0241
                        Telecopy:    (937) 253-6436
                        Attention: George Pappayliou, Esq.

                        with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        4 Times Square
                        New York, New York 10036
                        Telephone:  (212) 735-3000
                        Telecopy:    (212) 735-2000
                        Attention: David Fox, Esq.

               (b) if to the Guarantor, to

                        SAF-T-HAMMER Corporation
                        14500 N. Northsight Blvd. Suite 221
                        Scottsdale, Arizona  85260
                        Telephone:  (480) 949-9700
                        Telecopy:    (480) 949-9747
                        Attention:  Mr Bob Scott
                        with a copy to:

                        Gammage & Burnham, PLC
                        2 N. Central Avenue, 18th Floor
                        Phoenix, Arizona  85004
                        Telecopy:   (602) 256-4475
                        Attention:  Stephen Boatwright, Esq.

            1.14 Governing Law. This Guaranty shall be governed by, enforced under and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule thereof.

            1.15 Venue. Each of the parties:

               (a) consents to submit to the exclusive jurisdiction of any court of the United States located in the State of Delaware for any litigation arising out of or relating to this Guaranty and the transactions contemplated hereby;

               (b) agrees not to commence any litigation relating thereto except in such courts;

               (c) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section
1.13 (or to such other address for notice that such party has given the other party written notice of in accordance with Section 1.13) shall be effective service of process for any litigation brought against it in any such court;

               (d) waives any objection to the laying of venue of any litigation arising out of this Guaranty or the transactions contemplated hereby in the courts of the State of Delaware; and

               (e) agrees not to plead or claim in any such court that any litigation brought in any such court has been brought in an inconvenient forum.

            1.16 Counterparts. This Guaranty may be signed in counterparts which together shall constitute one original of this Guaranty. This Guaranty shall become effective when each party hereto has received counterparts thereof signed by the other party hereto.

            1.17 Assignment. Tomkins shall not have the right to assign this Guaranty without the consent of the Guarantor.

            1.18 Fees and Expenses. Each of the parties hereto shall bear its own costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Guaranty and the transactions contemplated hereby.

            1.19 No Third-Party. Except as expressly provided in this Guaranty, this Guaranty shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto; provided, however, that this Guaranty will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

            IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly signed as of the date first above written.


                                           TOMKINS CORPORATION



                                           By:_________________________________
                                           Name:
                                           Title:

                                           SAF-T-HAMMER CORPORATION


                                           By:_________________________________
                                           Name:
                                           Title: